Exhibit 99.3

For Immediate Release:

UAW Ends Strike at Conn-Selmer’s Ohio Plant

WALTHAM, MA — October 21, 2011 — Conn-Selmer, Inc., a subsidiary of Steinway Musical Instruments, Inc. (NYSE: LVB), announced today that employees with Local 2359 of the United Auto Workers (UAW) have ended their strike at the Eastlake, Ohio manufacturing facility, which began July 26, 2011. The UAW represents approximately 230 employees at the Eastlake brass instrument facility. In its notification to the Company, the UAW also made an “unconditional offer to return to work” on behalf of all of the striking employees and directed all such striking employees to report for work immediately.

John Stoner, President of Conn-Selmer explained, “The Company has been negotiating in good faith with representatives of the UAW since January. We are encouraged by the decision to end the strike and return to work. We hope the UAW will present the Company’s last position to employees for approval and that the employees vote to ratify that offer.”

Stoner continued, “To service our customers during the strike, the Eastlake facility continued production operations. This was possible through the efforts of many employees who abandoned the strike and returned to work. In addition, to supplement these employees, the Company also hired approximately 100 new employees as permanent replacements over the past few months. We truly wish that the parties had been able to agree on a new contract without a work stoppage. But, when the work stoppage occurred, we took the actions we felt would allow us to continue satisfying our customers during the critical back-to-school season. We appreciate everyone’s continued support and cooperation.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com